Exhibit 4.19

DATED 25 November 2009

JAPAN III SHIPPING COMPANY LIMITED
(as borrower)

-and-

ALPHA BANK A.E.

(as lender)

__________________________________________

THIRD SUPPLEMENTAL AGREEMENT
TO SECURED LOAN FACILITY AGREEMENT
DATED 17 DECEMBER 2007 AS AMENDED AND SUPPLEMENTED BY A FIRST
SUPPLEMENTAL AGREEMENT DATED 3 APRIL 2009
AND A SECOND SUPPLEMENTAL AGREEMENT
DATED 21 MAY 2009
__________________________________________

STEPHENSON HARWOOD
One, St. Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: F28.062

CONTENTS
Page

1	Interpretation	2
2	Conditions	3
3	Representations and Warranties	5
4	Amendments to Loan Agreement and the Guarantee	5
5	Confirmation and Undertaking	8
6	Further Assurance	8
7	Miscellaneous	9
8	Notices, Law and Jurisdiction	9
9	Costs and Expenses	9

THIRD SUPPLEMENTAL AGREEMEN

Dated: 25 November 2009

BETWEEN:

(1)	JAPAN HI SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street, Monrovia, Liberia (the “Borrower” ) ; and

(2)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the “Lender”).

SUPPLEMENTAL TO a secured loan agreement dated 17 December 2007 (the “Original Loan Agreement”) as amended and supplemented by a first supplemental agreement dated 3 April 2009 (the “First Supplemental Agreement”) and as further amended and supplemented by a second supplemental agreement dated 21 May 2009 (the “Second Supplemental Agreement” and together with the First Supplemental Agreement and the Second Supplemental Agreement and as the same may be amended, supplemented, novated and/or replaced from time to time, the “Loan Agreement”) each made between, amongst others, the Borrower, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has agreed to advance to the Bonrower an aggregate amount not exceeding forty eight million Dollars ($48,000,000) (the “Loan”).

WHEREAS:

(A)
Pursuant to the clause 12.2.1 of the Original Loan Agreement, the Borrower would procure that the Guarantor shall at all times during the Facility Period on a consolidated basis, commencing from the date of the Original Loan Agreement, maintain a Minimum Liquidity of not less than twenty five million Dollars ($25,000,000).

(B)
Further to the request of the Borrower and pursuant to the terms and conditions of the First Supplemental Agreement, the parties to the First Supplemental Agreement agreed to reduce the requisite amount of Minimum Liquidity referred to in clause 12.2.1 of the Original Loan Agreement to an amount not less than fifteen million Dollars ($15,000,000) with effect from the Effective Date (as defined in the First Supplemental Agreement) up to and including 31 March 2010, whereupon and for the remainder of the Facility Period, the requisite amount of the Minimum Liquidity will be increased again to an amount of not less than twenty five million Dollars ($25,000,000).

(C)
The Borrower has now requested that the Lender agree to waive the financial covenant referred to in clause 12.2.1 of the Loan Agreement with effect from the Effective Date until and including 31 March 2010, whereupon and for the remainder of the Facility Period, the requisite amount of the Minimum Liquidity will be increased again to an amount of not less than twenty five million Dollars ($25,000,000).

(D)	The Lender is willing to agree to all the foregoing requests and amend the Loan Agreement and the Security Documents subject to the terms and conditions set forth in this Third Supplemental Agreement.

(E)	At the date of this Third Supplemental Agreement the outstanding amount of the Loan is thirty million two hundred and fifty thousand Dollars ($30,250,000).

IT IS AGREED THAT:

1    Interpretation

1.1           In this Third Supplemental Agreement:

“Collateral Addenda to Mortgages” means the first addendum to the first preferred Liberian mortgage over the Vessel to be granted by the Borrower, as owner of the Vessel in favour of the Lender and the second addendum to the first preferred Panamanian mortgage over the Collateral Vessel to be granted by the Collateral Guarantor, as owner of the Collateral Vessel, each in form and substance acceptable to the Lender in all respects and “Collateral Addendum to Mortgage” means any one of them.

“Effective Date” means the date of this Third Supplemental Agreement.

“New Security Documents” means this Third Supplemental Agreement, the Third Supplemental Deeds of Confirmation, the Collateral Addenda to Mortgages and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness and “New Security Document” means any one of them.

“Third Supplemental Deeds of Confirmation” means the deeds of confirmation to be executed by each of the Guarantor and the Collateral Guarantor in favour of the Lender in form and substance acceptable to the Lender in all respects and “Third Supplemental Deed of Confirmation” means any one of them.

1.2
Unless otherwise defined, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Third Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Third Supplemental Agreement as if it was set out in full.

2     Conditions

2.1
As conditions for the agreement of the Lender to the requests specified in Recital  (C) above, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1
Officer’s bringdown certificates — Borrower and Guarantor A certificate from a duly authorised officer of each of the Borrower and the Guarantor confirming that none of the documents delivered to the Lender pursuant to Schedule 1, Part I, Paragraphs 1(a), (c), (d) and (g) of the Original Loan Agreement and clauses 2.1.2, 2.1.3 and 2.1.4 of the First Supplemental Agreement and clauses 2.1.2 and 2.1.3 of the Second Supplemental Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of each of the Borrower and the Guarantor as true, complete, accurate and neither amended nor revoked, of any documents which have been amended or modified.

2.1.2
Officer’s bringdown certificates — Collateral Guarantor A certificate from a duly authorised officer of the Collateral Guarantor confirming that none of the documents delivered to the Lender pursuant to clauses 2.1.2, 2.1.3 and 2.1.4 of the First Supplemental Agreement and clauses 2.1.2 and 2.1.3 of the Second Supplemental Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of the Collateral Guarantor as true, complete, accurate and neither amended nor revoked, of any documents which have been amended or modified.

2.1.3
Board and shareholder resolutions The original resolution of the directors and the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, the New Security Documents (as applicable) and any document to be executed by the Security Party in question pursuant to the New Security Documents.

2.1.4
Power of attorney A notarially attested and legalised power of attorney of each of the Security Parties under which the New Security Documents (as applicable) and any documents required pursuant to any such New Security Document is to be executed by the Security Party in question.

2.1.5	Goodstanding certificates A certificate of good standing in respect of each of the Security Parties.

2.1.6	New Security Documents The New Security Documents together with all other documents required by any of them.

2.1.7	Legal opinions Confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender.

2.1.8
Process agent Evidence that the process agent referred to in clause 21.5 of the Loan Agreement has accepted its appointment as agent for service of process in relation to any proceedings before the English courts in connection with the New Security Documents.

2.1.9
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower  accordingly) in connection with the entry into and performance of the transactions contemplated by the New Security Documents or for the validity and enforceability of the New Security Documents.

2.2
If the Lender agrees, in its sole discretion, to waive any conditions under Clause 2.1 prior to the Effective Date, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, which however, shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 2.1.

2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.3.1	be in form and substance acceptable to the Lender;

2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.3.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3             Representations and Warranties

Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this Third Supplemental Agreement.

4             Amendments to Loan Agreement and the Guarantee

With effect from the Effective Date:

4.1
the definitions contained in Clause 1.1 (other than the definition of “Effective Date”) of this Third Supplemental Agreement and the following new definition shall be added to clause 1.1 of the Loan Agreement in alphabetical order;

“‘Waiver Period’ means the period commencing on 25 November),
2009 until 31 March 2010 (inclusive).”;

4.2	the definition of the term “Margin”, as is set out in clause 1.1 of the Loan Agreement, shall be substituted as follows:-

“‘Margin’ means:-

(a)	commencing on the date of this Agreement and until 2 April 2009 (inclusive), one point thirty percent (1.30%) per annum;

(b)	commencing on 3 April 2009 and until 16 September 2009 (inclusive), two point fifty percent (2.50%) per annum;

(c)	commencing on 17 September 2009 (the next rollover date) and until 31 March 2010 (inclusive), three point zero percent (3.00%) per annum; and

(d)	commencing on 1 April 2010 and throughout the remainder of the Facility Period, two point twenty five percent (2.25%) per annum”;

4.3	the definition of “Security Documents”, as set forth in clause 1.1 of the Loan Agreement, shall be construed to include the New Security Documents;

4.4	clause 10.1 of the Loan Agreement shall be read and construed as including the New Security Documents;

4.5	clause 12.2 of the Loan Agreement shall be deleted and replaced with the following clause 12.2:-

“12.2       Financial covenants

The Borrower shall procure that the Guarantor shall at all times during the Facility Period on a consolidated basis (assessed semi-annually and certified in accordance with Clause 12.1.2 (a)) commencing from the date of this Agreement:-

12.2.1
other than during the Waiver Period during which there is no Minimum Liquidity requirement, maintain a Minimum Liquidity of (i) not less than twenty ftve million Dollars ($25,000,000) from the date of this Agreement until 2 April 2009 (inclusive), (ii) not less than fifteen million Dollars ($15,000,000) from 3 April 2009 until the commencement of the Waiver Period and (iii) not less than twenty five million Dollars ($25,000,000) from 1 April 2010 and throughout the remainder of the Facility Period; and

12.2.2	maintain a Minimum Adjusted Net Worth of not less than two hundred and fifty million Dollars ($250,000,000) with the exception of the period between 3 April 2009 and 31 March 2010 (inclusive); and

12.2.3	maintain Minimum Equity of not less than one hundred million Dollars ($100,000,000).”;

4.6	clause 6.7 of the Guarantee shall be deleted and replaced with the following clause 6.7:-

“6.7 Financial covenants

The Guarantor shall at all times during the Facility Period on a consolidated basis (assessed semi-annually and certified in accordance with Clause 6.5) commencing from the date of the Loan Agreement:-

6.7.1
other than during the Waiver Period, maintain a Minimum Liquidity of (i) not less than twenty five million Dollars ($25,000,000) from the date of this Agreement until 2 April 2009 (inclusive), (ii) not less than fifteen million Dollars ($15,000,000) from 3 April 2009 until the commencement of the Waiver Period and (iii) not less than twenty five million Dollars ($25,000,000) from 1 April 2010 and throughout the remainder of the Facility Period; and

6.7.2	maintain a Minimum Adjusted Net Worth of not less than two hundred and fifty million Dollars ($250,000,000) with the exception of the period between 3 April 2009 and 31 March 2010 (inclusive); and

6.7.3	maintain Minimum Equity of not less than one hundred million Dollars ($100,000,000).”;

4.7
all references to “this Agreement” (howsoever defined in the Loan Agreement and the Security Documents) shall be references to the Loan Agreement as amended and supplemented by this Third Supplemental Agreement; and

4.8
all references in the Finance Documents to the Loan Agreement (however it may be defined) shall be read and construed as the Loan Agreement as amended and supplemented by this Third Supplemental Agreement.

All other terms and conditions of the Loan Agreement, the Guarantee and the other Security Documents shall remain unaltered and in full force and effect.

5             Confirmation and Undertaking

5.1
The Borrower confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement and the Guarantee made in or pursuant to this Third Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement (however described) and the Guarantee (however described) were references to the Loan Agreement and the Guarantee (as applicable) as amended and supplemented by this Third Supplemental Agreement.

5.2
The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement and the Guarantee made in this Third Supplemental Agreement.

6             Further Assurance

The Borrower covenants that from time to time at the request of the Lender it will execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as the Lender shall deem necessary or desirable in its absolute discretion for giving full effect to this Third Supplemental Agreement and for perfecting and protecting the value of or enforcing any rights or securities granted to the Lender under or pursuant to the Loan Agreement and/or this Third Supplemental Agreement and/or the Security Documents.

7             Miscellaneous

7.1
Clauses 20.1 (No oral variations), 20.5 (Counterparts) and 20.6 (Contracts (Rights of Third Parties) Act 1999) of the Loan Agreement shall (mutatis mutandis) apply to this Third Supplemental Agreement.

7.2
With effect from the Effective Date, this Third Supplemental Agreement shall be construed with and shall constitute an instrument supplemental to the Loan Agreement and the Guarantee (as applicable). Save as otherwise provided herein and as- hereby expressly varied and supplemented, the Loan Agreement and the Guarantee shall remain valid and binding and in full force and effect after the Effective Date.

8             Notices, Law and Jurisdiction

The provisions of clauses 17 and 21 of the Loan Agreement shall apply to this Third Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Third Supplemental Agreement and references to the Borrower were references to the Security Parties.

9             Costs and Expenses

The Security Parties shall, on demand of the Lender and upon a full indemnity basis, reimburse the Lender for all costs and expenses (including legal fees and disbursements plus any value added tax payable thereon) incurred by the Lender in connection with the preparation, negotiation and execution of this Third Supplemental Agreement and any other documents required.

IN WITNESS of which the parties to this Third Supplemental Agreement have executed this Third Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by Andreas Louka	)
duly authorized Attorney-in-Fact	)	/s/ Andreas Louka
for and on behalf of	)
JAPAN III SHIPPING COMPANY LIMITED	)
in the presence of:- /s/ Georgia Asimakopous Georgia Asimakopous Stephenson Harwood Ariston Building 2 Filellion Str. & Akti Miaouli Pireaus 18536 VAT No. 998711156 Tel. No. 2104925160)

SIGNED and DELIVERED	)
as a DEED	)
by Gregorios N. Kondilis	)
and by Constantinos Flokos	)	/s/ Gregorios N. Kondilis
duly authorised Attorney-in-Fact	)
for and on behalf of	)	/s/ Contantinos Flokos
ALPHA BANK A.E.	)
in the presence of:- /s/ Georgia Asimakopous Georgia Asimakopous Stephenson Harwood Ariston Building 2 Filellion Str. & Akti Miaouli Pireaus 18536 VAT No. 998711156 Tel. No. 2104925160)